MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of results and operations and financial condition for Buffets, Inc. is presented for informational purposes pursuant to the indenture governing Buffets, Inc.‘s 11¼% senior subordinated notes due 2010. You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this informational disclosure. Unless the context indicates or requires otherwise, (i) the terms “Buffets”, “we”, “our” and “Company” refer to Buffets, Inc. and its subsidiaries and (ii) the terms “parent company” and “Buffets Holdings” refer to Buffets Holdings, Inc., our sole shareholder. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements and Risk Factors.”

Overview

        We are the largest operator of company-owned stores in the buffet/grill sector as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of December 14, 2005, we had 353 company-owned restaurants and 18 franchised locations in 36 states.

        We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, we completed our initial public offering and were listed on The NASDAQ National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, we were acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

        Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. Average weekly guest counts are affected by changes in consumer confidence, competition, economic conditions and unusual weather patterns. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format, the success of our marketing promotions and other business strategies.

        Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

        Since we were acquired in a buyout from its public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 51 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000.

        Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks.

        The following is a description of the line items from our condensed consolidated statements of operations:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes and bonds.

•	Interest income reflects interest earned on our short-term investments.

•	Effective as of July 28, 2005, we entered into Amendment No. 1, dated as of April 6, 2005, to our Amended and Restated Credit Agreement, dated as of February 20, 2004. Loss related to refinancing in fiscal 2006 is comprised of transaction fees incurred in conjunction with this amendment.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of our 11¼% senior subordinated notes prior to their maturity during fiscal year 2005.

•	Other income primarily reflects franchise fees earned.

•	Income tax expense reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Critical Accounting Policies

        Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, goodwill, self-insurance reserves and income taxes. Management bases its estimates and assumptions on historical experience and on various other factors made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

        We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our condensed consolidated financial statements.

Long-Lived Assets

        We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. We test for impairment using historical cash flows and other relevant facts and circumstances as the primary basis for our estimates of future cash flows. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows, including disposal value, if any, is less than its carrying amount.

        If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, we generally measure fair value by discounting estimated future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. Accordingly, actual results could vary significantly from such estimates.

        During the second quarter of fiscal 2006, we recognized a loss of approximately $1.4 million related to the impairment of long-lived assets for 16 restaurants. There were no impairment charges recognized during the first quarter of fiscal 2006 or the first twenty four weeks of fiscal 2005.

Goodwill

        We test the recoverability of goodwill annually or whenever events or circumstances indicate that the carrying amount may not be recoverable. Goodwill is deemed to be impaired if the fair value of a reporting unit is less than its carrying value. If goodwill is determined to be impaired, the loss is measured as the amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. The fair value of a reporting unit is an estimate based on assumptions regarding its future cash flows. In the event that these assumptions change in the future, we may be required to record impairment charges related to our goodwill. There were no impairment charges during the first twenty four weeks of fiscal 2006 or fiscal 2005.

Insurance Reserves

        We carry insurance reserves for exposure related to our workers compensation, general liability, medical and dental programs. We effectively self-insure a significant portion of certain risks through the use of large self-insured retentions combined with stop-loss coverage, or by maintaining large deductibles on traditional policies of insurance. The liability represents an estimate of the ultimate cost of claims incurred and unpaid as of the balance sheet date, including both reported claims and claims that have been incurred but not reported. The estimated liability is established based upon historical claims data and third-party actuarial estimates of settlement costs for incurred claims. Our estimates include our judgments and independent actuarial assumptions regarding economic conditions, the frequency and severity of claims and claim development patterns and settlement practices. These estimates and assumptions are monitored and adjusted when warranted by changing circumstances. Changes in these factors may produce materially different amounts of expense and liabilities that would be reported under these insurance programs.

Store Closing Reserve

        We maintain a store closing reserve for restaurants that are no longer being utilized in current operations. The store closing costs are principally comprised of our estimates of lease termination costs and obligations, net of sublease and other cash receipts, and employee termination benefits. Many factors including the local business environment, other available lease sites, the ability to secure subleases, the creditworthiness of subtenants, and our success at negotiating early termination agreements with lessors are considered in establishing the accruals. Adjustments to the reserve primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known. The store closing reserve was $1.5 million and $1.3 million as of June 29, 2005 and December 14, 2005, respectively.

        We estimate the impact on the store closing reserve related to the expected closure of 16 under performing restaurants in the third quarter of fiscal 2006 to be approximately $3.4 million, representing approximately $3.1 million of lease termination costs and obligations and $0.3 million of employee termination benefits.

Income Taxes

        We estimate certain components of our provision for income taxes. These estimates include, among other items, depreciation and amortization expense allowable for tax purposes, allowable tax credits for items such as the Working Opportunity Tax Credit and taxes paid on reported employee tip income, effective rates for state and local taxes, and the tax deductibility of certain other items. Our estimates are based on current tax laws, the best available information at the time of the provision and historical experience. Income tax returns are subject to audit by federal, state, and local governments, generally years after the returns are filed. These returns could be subject to material adjustments or differing interpretations of the tax laws.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the quarter, plus the change during the quarter in deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Gift Cards

        Historically, we have sold gift certificates to our guests. Beginning in November 2002, we stopped selling paper gift certificates and began selling gift cards. Proceeds from the sale of gift cards are initially recorded as a liability when received. Revenues from the sale of gift cards at our restaurants are recognized upon redemption. In estimating the related gift card liability, we analyze historical trends to derive our estimates of future gift card redemption patterns. The assumptions and activity are closely monitored for changes in escheatment laws and redemption patterns. We adjust our gift card liability based on historical and expected non-redemption trends. These adjustments are classified within direct and occupancy costs in our condensed consolidated income statements. The gift card/certificate liability was $4.1 million and $5.0 million as of June 29, 2005 and December 14, 2005, respectively.

Results of Operations

        The following discussion reflects our historical results for the 12-week periods ended December 14, 2005 and December 15, 2004.

        Our future results may not be consistent with our historical results. Our fiscal 2006 results include a charge for the impairment of long-lived assets. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Twelve Weeks Ended
	December 15, 2004		December 14, 2005
	(dollars in thousands)
Restaurant sales	$205,175	100.0%	$218,274	100.0%
Restaurant costs	180,089	87.8	191,406	87.7
Advertising expenses	5,048	2.5	9,508	4.4
General and administrative expenses	10,954	5.3	10,263	4.7
Impairment of assets	—	—	1,350	0.6

Operating income	9,084	4.4	5,747	2.6
Interest expense	8,448	4.1	8,935	4.1
Interest income	(181)	(0.1)	(121)	(0.1)
Other income	(207)	(0.1)	(287)	(0.1)

Income (loss) before income taxes	1,024	0.5	(2,780)	(1.3)
Income tax expense (benefit)	268	0.1	(367)	(0.2)

Net income (loss)	$756	0.4	$(2,413)	(1.1)

    Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales increased $13.1 million, or 6.4%, during the twelve weeks ended December 14, 2005 over the comparable prior year period. Average weekly sales for the second quarter of fiscal 2006 increased 6.9% over the comparable prior year period to $51,480. This improvement was primarily due to an increased check average. Same-store sales for the twelve weeks ended December 14, 2005 increased by 6.0% compared to the comparable prior year period. The increase was comprised of a 6.2% increase in average check, partially offset by a 0.2% decline in guest traffic. We currently expect same-store sales for the third quarter of fiscal 2006 (the 16-week period ending April 5, 2006) to range between a six and a nine percent improvement versus the comparable period in fiscal 2005.

        Restaurant Costs. Restaurant costs for the second quarter of fiscal 2006 declined by 0.1% as a percentage of sales compared with the comparable prior year period. Food costs increased 1.2% as a percentage of sales during the second quarter of fiscal 2006 as compared to the prior year period primarily due to our steak and shrimp promotions, which commenced early in fiscal 2006. Labor costs decreased 1.4% as a percentage of sales in large part due to improved sales leverage, as well as a reduction in workers compensation costs as compared to the prior year period. Direct and occupancy costs increased by 0.1% as a percentage of sales versus the comparable quarter in the prior year primarily due to higher natural gas costs, offset in part by improved sales leverage attributable to reasonably fixed costs on an improving sales base. We estimate the loss related to the expected closures of 16 under performing restaurants in the third quarter of fiscal 2006 to be approximately $3.5 million. We currently expect that restaurant costs, exclusive of the impact of these closed stores, will range between 85.9% and 87.9% as a percentage of sales during the third quarter of fiscal 2006.

        Advertising Expenses. Advertising costs increased 1.9% as a percentage of sales during the second quarter of fiscal 2006 versus the comparable quarter in the prior year as we significantly increased promotional advertising during the last two periods of the second quarter in conjunction with the expansion of our steak promotion to the West Coast market. This heightened marketing commitment, resulting in media coverage for approximately 75% of the Company’s owned buffet units, served to announce the system-wide introduction of steak offerings. Incremental television advertising, including spots that would have typically been purchased during the third fiscal quarter, was purchased in the second fiscal quarter to support the introduction of steak offerings. Television advertising was expanded into areas that had previously not received advertising. There was an emphasis placed on media placements in November and December to capitalize on the traditional year-end surge in consumer traffic. While advertising costs were approximately 4.4% of sales in the second quarter of the 2006 fiscal year, we expect that advertising costs will range between 2.2% and 2.6% as a percentage of sales during the third quarter of fiscal 2006. Full year marketing costs for the 2006 fiscal year are expected to be approximately 3.2% of sales. This introductory marketing commitment in the second quarter, coupled with the Company’s steak offerings, continues to provide strong same store sales performance. Same store sales for the five-week period ended January 18, 2006 were up approximately 7.3% over the same period in the prior year, with no on-air media during the current five-week period.

        General and Administrative Expenses. General and administrative expenses decreased 0.6% as a percentage of sales during the second quarter of fiscal 2006 as compared to the 12 weeks ended December 15, 2004. This decrease was largely due to reasonably fixed costs on an improving sales base. We currently expect that general and administrative expenses will range between 4.4% and 4.8% as a percentage of sales for the third quarter of fiscal 2006.

        Impairment of Assets. During the second quarter of fiscal 2006, we recognized a loss of approximately $1.4 million related to impairments of the carrying value of our long-lived assets for 16 restaurants.

        Interest Expense. Interest expense was flat as a percentage of sales during the second quarter of fiscal 2006 versus the comparable prior year period. We currently expect that interest expense will range between 3.8% and 4.2% as a percentage of sales for the third quarter of fiscal 2006.

        Income Taxes. Income tax expense decreased 0.3% as a percentage of sales for the twelve weeks ended December 14, 2005 compared to the twelve weeks ended December 15, 2004 principally due to the loss before income taxes, compared to income before income taxes in the prior year period. During the second quarter of fiscal 2006, we recognized the cumulative impact of the conversion of one of our subsidiaries to a limited liability company (LLC). Effective September 22, 2005, OCB Restaurant Co. was converted to OCB Restaurant Company, LLC. In conjunction with this LLC conversion, we recognized a cumulative charge of $368,000 to restate the carrying value of our deferred tax assets, to reflect a lower expected future tax rate. This charge partially offset the income tax benefit recognized on the loss before income taxes, resulting in a significant reduction in our effective tax rate.

For the 24 Weeks Ended December 14, 2005 Compared to the 24 Weeks Ended December 15, 2004

         Our future results may not be consistent with our historical results. Our fiscal 2005 results included a loss related to the redemption of approximately $14.3 million of 11¼% Senior Subordinated notes due 2010. As of July 28, 2005, we entered into Amendment No. 1, dated as of April 6, 2005, to our Amended and Restated Credit Agreement, dated as of February 20, 2004. The loss related to refinancing in fiscal 2006 is comprised of transaction fees incurred in conjunction with this amendment. Our fiscal 2006 results also include a charge for the impairment of long-lived assets. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Twenty Four Weeks Ended
	December 15, 2004		December 14, 2005
	(dollars in thousands)
Restaurant sales	$422,383	100.0%	$445,012	100.0%
Restaurant costs	367,213	86.9	383,678	86.2
Advertising expenses	10,845	2.6	16,573	3.7
General and administrative expenses	20,847	4.9	20,426	4.6
Impairment of assets	—	—	1,350	0.3

Operating income	23,478	5.6	22,985	5.2
Interest expense	16,639	3.9	17,824	4.0
Interest income	(246)	(0.1)	(203)	—
Loss related to refinancing	—	—	647	0.1
Loss related to early extinguishment of debt	1,923	0.5	—	—
Other income	(420)	(0.1)	(484)	(0.1)

Income before income taxes	5,582	1.3	5,201	1.2
Income tax expense	1,960	0.5	2,089	0.5

Net income	$3,622	0.9	$3,112	0.7

    Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the twenty four weeks ended December 14, 2005 increased $22.6 million, or 5.4%, compared with the twenty four weeks ended December 15, 2004. Average weekly sales for the first twenty four weeks of fiscal 2006 of $52,466 were 6.2% higher than the comparable prior year period’s average weekly sales of $49,384. Same-store sales for the first twenty four weeks of fiscal 2006 increased by 5.1% compared to the comparable prior year period, reflecting a 6.0% increase in average check, partially offset by a 0.9% decline in guest traffic.

        Restaurant Costs. Restaurant costs for the first twenty four weeks of fiscal 2006 decreased 0.7% as a percentage of sales compared with the comparable prior year period. Food costs increased 0.8% as a percentage of sales primarily due to our steak and shrimp promotions, which commenced early in fiscal 2006. Labor costs were 1.3% lower as a percentage of sales than those experienced in the comparable twenty four weeks in the prior year in large part due to improved sales leverage, as well as a reduction in workers compensation costs as compared to the prior year period. Direct and occupancy costs decreased by 0.2% measured as a percentage of sales versus the comparable period in the prior year primarily due to improved sales leverage attributable to reasonably fixed costs on an improving sales base.

        Advertising Expenses. Advertising costs increased 1.1% as a percentage of sales during the first twenty four weeks of fiscal 2006 versus the comparable period in the prior year as we significantly increased promotional advertising during the last two periods of the second quarter in conjunction with the expansion of our steak promotion to the West Coast market. This heightened marketing commitment, resulting in media coverage for approximately 75% of the Company’s owned buffet units, served to announce the system-wide introduction of steak offerings. Incremental television advertising, including spots that would have typically been purchased during the third fiscal quarter, was purchased in the second fiscal quarter to support the introduction of steak offerings. Television advertising was expanded into areas that had previously not received advertising. There was an emphasis placed on media placements in November and December to capitalize on the traditional year-end surge in consumer traffic.

        General and Administrative Expenses. General and administrative expenses decreased 0.3% as a percentage of sales during the first twenty four weeks of fiscal 2006 as compared to the comparable period in the prior year. This decrease was largely due to reasonably fixed costs on an improving sales base.

        Impairment of Assets. During the first twenty four weeks of fiscal 2006, we recognized a loss of approximately $1.4 million related to impairments of the carrying value of our long-lived assets for 16 restaurants.

        Interest Expense. Interest expense increased 0.1% as a percentage of sales during the first twenty four weeks of fiscal 2006 versus the comparable prior year period primarily due to rising interest rates on our term loans.

        Loss Related to Refinancing. Effective as of July 28, 2005, we entered into Amendment No. 1, dated as of April 6, 2005, to our Amended and Restated Credit Agreement, dated as of February 20, 2004. In conjunction with this amendment we incurred $0.6 million in transactions fees during the first quarter of fiscal 2006.

        Loss Related to the Early Extinguishment of Debt. We spent approximately $15.7 million during the first quarter of fiscal 2005 to redeem approximately $14.3 million of our 11¼% senior subordinated notes at an average price of 106.7%. We recognized the difference between the premium purchase price and the discounted carrying value of our 11¼% senior subordinated notes, as well as an associated write-off of debt issuance cost, as a loss related to the early extinguishment of debt.

        Income Taxes. Income tax expense was flat as a percentage of sales for the twenty four weeks ended December 14, 2005 compared to the twenty four weeks ended December 14, 2005. The increase in the effective tax rate was primarily due to the cumulative impact of the conversion of one of our subsidiaries to a limited liability company (LLC). Effective September 22, 2005, OCB Restaurant Co. was converted to OCB Restaurant Company, LLC. In conjunction with this LLC conversion, we recognized a cumulative charge of $368,000 to restate the carrying value of our deferred tax assets, to reflect a lower expected future tax rate.

Liquidity and Capital Resources

        Cash flows generated from our operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

        Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

        Operating Activities. Net cash provided by operating activities was $25.8 million for the twenty four weeks ended December 14, 2005 and $24.7 million for the twenty four weeks ended December 15, 2004. Net cash provided by operating activities exceeded net income for the first twenty four weeks of fiscal 2006 principally due to the effect of depreciation and amortization, an increase in the loss related to the impairment of assets and an increase in accounts payable. Net cash provided by operating activities exceeded net income for the first twenty four weeks of fiscal 2005 principally due to the effect of depreciation and amortization, the loss on disposal of assets and an increase in accrued and other liabilities, partially offset by a decrease in accounts payable.

        Investing Activities. Net cash used in investment activities was $12.6 million for the twenty four weeks ended December 14, 2005 and $9.4 million for the twenty four weeks ended December 15, 2004. Investment activities were largely comprised of capital expenditures for both periods. During the first twenty four weeks of fiscal 2006, remodeling and improvement costs on our existing restaurants accounted for approximately $10.2 million of our capital expenditures. The bulk of the remainder of our capital expenditures during the first twenty four weeks of fiscal 2006 were comprised of new construction expenditures. During the first twenty four weeks of fiscal 2005, new restaurant construction accounted for approximately $4.5 million of our capital expenditures. The remainder of our capital expenditures during the first twenty four weeks of fiscal 2005 were primarily comprised of remodeling and improvement costs on our existing restaurants.

        Financing Activities. Net cash used in financing activities totaled $1.0 million for the first twenty four weeks of fiscal 2006 and $9.4 million for the first twenty four weeks of fiscal 2005. Financing activities consisted primarily of repayments of debt in both periods. We completed its partial bond repurchase program in August 2004, cumulatively expending $49.5 million to redeem $43.9 million of senior subordinated notes at an average price of 109.2% over a period of approximately six months. During the first quarter of fiscal 2005, we spent $15.7 million to redeem $14.3 million of senior subordinated notes at an average price of 106.7%.

        Future Capital Expenditures. We plan to spend approximately $30 million to $32 million on capital expenditures in fiscal 2006. This amount is approximately $4 million to 6 million higher than previous estimates, reflecting our plans to roll-out display grills in 13 to 14 restaurants by the end of the fiscal year, supported by the advertising of lunch and dinner grill offerings.

        During the remainder of fiscal 2006, we plan to:

•	Spend approximately $2 million on a new restaurant to be opened this fiscal year.

•	Spend approximately $17 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as display grills, new carpet, equipment and minor leasehold improvements.

•	Spend approximately $0.5 million on miscellaneous corporate and information systems investments.

        In addition, we plan to spend approximately $11 million on the repair and maintenance of our existing restaurant locations, which amounts will be expensed. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

        Store Closures. On January 24, 2006, the Boards of Directors of Buffets and Buffets Holdings approved an exit strategy calling for the closure of 16 under performing restaurants. We estimate the loss related to these store closures in the third quarter of fiscal 2006 to be approximately $3.5 million. This charge represents approximately $3.4 million of cash expenses and $0.1 million of non-cash charges. We estimate the positive annualized impact on operating cash flows from closing these under performing restaurants to be approximately $2 million to $3 million.

        We are not aware of any other material event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

        On February 20, 2004, we entered into an amended and restated senior credit facility (“Credit Facility”). The Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a $30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000.

        Effective as of July 28, 2005, Buffets Holdings entered into Amendment No. 1, dated as of April 6, 2005 (the “Amendment”), to our Amended and Restated Credit Agreement, dated as of February 20, 2004. The Amendment relaxed the interest coverage and maximum leverage ratios of the Amended and Restated Credit Agreement with which we are required to comply. The Amendment also added a repricing protection clause relating to the prepayment of term loans borrowed under the Credit Facility. The repricing protection provides that we must pay a 1% prepayment premium on all such prepayments prior to January 27, 2006.

        As of December 14, 2005, we had $36.8 million in outstanding letters of credit, which expire through August 23, 2006. As of December 14, 2005, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $13.2 million.

        On June 28, 2002, we issued $230.0 million aggregate principal amount of its 11¼% senior subordinated notes due July 15, 2010 at 96.181%. Interest on our senior subordinated notes is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem our senior subordinated notes prior to July 15, 2006, after which we can choose to redeem some or all of our senior subordinated notes at specified redemption prices.

Seasonality and Quarterly Fluctuations

        Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in early April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters. Our restaurant sales may also be affected by unusual weather patterns, particularly during the winter months, major world events or matters of public interest that compete for customers’ attention.

Forward-Looking Statements and Risk Factors

        Certain statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. We have tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that may cause our future performance to differ from that projected in the forward-looking statements, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 23, 2005. All forward-looking statements speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 15,	December 14,
	2004	2005
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,877	$32,811
Receivables	6,141	5,579
Inventories	18,280	18,945
Prepaid expenses and other current assets	5,251	5,252
Deferred income taxes	15,207	12,346

Total current assets	76,756	74,933
PROPERTY AND EQUIPMENT, net	143,226	143,010
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	704	5,403
OTHER ASSETS, net	11,072	9,861

Total assets	$543,921	$545,370

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$37,887	$43,946
Accrued liabilities	72,449	74,670
Income taxes payable	6,161	8,664
Current maturities of long-term debt	2,218	2,016

Total current liabilities	118,715	129,296
LONG-TERM DEBT, net of current maturities	397,244	376,089
DEFERRED LEASE OBLIGATIONS	22,469	28,618
OTHER LONG-TERM LIABILITIES	6,962	6,542

Total liabilities	545,390	540,545
SHAREHOLDER'S EQUITY (DEFICIT):
Common stock; $.01 par value, 100 shares authorized; 100 shares
issued and outstanding	—	—
Retained earnings (accumulated deficit)	(1,469)	4,825

Total shareholder's equity (deficit)	(1,469)	4,825

Total liabilities and shareholder's equity (deficit)	$543,921	$545,370

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 15,	December 14,	December 15,	December 14,
	2004	2005	2004	2005
	(Unaudited)
	(In thousands)
RESTAURANT SALES	$205,175	$218,274	$422,383	$445,012
RESTAURANT COSTS:
Food	67,197	74,201	138,240	148,976
Labor	62,586	63,600	126,892	127,742
Direct and occupancy	50,306	53,605	102,081	106,960

Total restaurant costs	180,089	191,406	367,213	383,678
ADVERTISING EXPENSES	5,048	9,508	10,845	16,573
GENERAL AND ADMINISTRATIVE
EXPENSES	10,954	10,263	20,847	20,426
IMPAIRMENT OF ASSETS	—	1,350	—	1,350

OPERATING INCOME	9,084	5,747	23,478	22,985
INTEREST EXPENSE	8,448	8,935	16,639	17,824
INTEREST INCOME	(181)	(121)	(246)	(203)
LOSS RELATED TO REFINANCING	—	—	—	647
LOSS RELATED TO EARLY
EXTINGUISHMENT OF DEBT	—	—	1,923	—
OTHER INCOME	(207)	(287)	(420)	(484)

INCOME (LOSS) BEFORE INCOME TAXES	1,024	(2,780)	5,582	5,201
INCOME TAX EXPENSE (BENEFIT)	268	(367)	1,960	2,089

Net income (loss)	$756	$(2,413)	$3,622	$3,112

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 15,	December 14,	December 15,	December 14,
	2004	2005	2004	2005
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$756	$(2,413)	$3,622	$3,112
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	7,634	7,336	15,163	14,611
Amortization of debt issuance cost	166	273	507	544
Accretion of original issue discount	172	182	365	358
Write-off debt issuance cost related to
bank refinancing	—	—	—	—
Loss related to early extinguishment of debt	—	—	1,923	—
Deferred income taxes	—	—	1,037	—
Loss on disposal of assets	748	263	1,655	287
Impairment of assets	—	1,350	—	1,350
Changes in assets and liabilities:
Receivables	415	1,266	930	1,161
Inventories	(114)	(53)	80	(64)
Prepaid expenses and other current assets	980	(210)	(7)	1,062
Accounts payable	(2,206)	3,694	(5,213)	(937)
Accrued and other liabilities	7,791	8,808	4,583	4,505
Income taxes payable	172	(459)	11	(203)

Net cash provided by operating activities	16,514	20,037	24,656	25,786

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,381)	(6,329)	(10,343)	(12,080)
Sale (purchase) of other assets	1,389	(245)	969	(500)

Net cash used in investing activities	(4,992)	(6,574)	(9,374)	(12,580)

FINANCING ACTIVITIES:
Repayment of debt	(7,572)	(504)	(8,672)	(1,008)
Reduction of restricted cash available for early
extinguishment of debt	—	—	16,228	—
Use of restricted cash for early extinguishment of debt	—	—	(15,736)	—
Capital distributions	(1,127)	—	(1,201)	—
Debt issuance costs	—	—	—	—

Net cash used in financing activities	(8,699)	(504)	(9,381)	(1,008)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,823	12,959	5,901	12,198
CASH AND CASH EQUIVALENTS, beginning of period	29,054	19,852	25,976	20,613

CASH AND CASH EQUIVALENTS, end of period	$31,877	$32,811	$31,877	$32,811

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for—
Interest (net of capitalized interest of $71, $61, $139 and $134)	$2,814	$4,121	$14,595	$18,209

Income taxes	$97	$92	$911	$2,291